Item 77C

a)	Special Meeting of Shareholders dated February 16, 2018.

c)
1.	Proposal: Permit the shareholders of Rydex ETF Trust,
 Claymore Exchange-Traded Fund Trust and Claymore Exchange-Traded Fund Trust 2 on behalf of their respective underlying series (each a Fund, and collectively, the Funds) to vote on a proposed Agreement and Plan of Reorganization that provides for the reorganization of each Fund into a corresponding, newly formed series of PowerShares Exchange-Traded Fund Trust, PowerShares Exchange-Traded Fund Trust II, PowerShares Exchange-Traded Self-Indexed Fund Trust, or PowerShares Actively Managed Exchange-Traded Fund Trust.

2.	Proposal Voting Results:
MEETING HELD	VOTING FUND NAME	                OUTSTANDING SHARES
2/16/2018	Guggenheim BulletShares 2018 Corporate Bond ETF	46,200,000
2/16/2018	Guggenheim BulletShares 2018 High Yield Corporate Bond ETF
                41,300,000
2/16/2018	Guggenheim BulletShares 2019 Corporate Bond ETF	49,050,000
2/16/2018	Guggenheim BulletShares 2020 Corporate Bond ETF	49,650,000
2/16/2018	Guggenheim BulletShares 2022 Corporate Bond ETF	31,350,000
2/16/2018	Guggenheim BulletShares 2023 Corporate Bond ETF	14,100,000
2/16/2018	Guggenheim BulletShares 2023 High Yield Corporate Bond ETF
                2,300,000
2/16/2018	Guggenheim BulletShares 2024 Corporate Bond ETF	10,650,000
2/16/2018	Guggenheim BulletShares 2024 High Yield Corporate Bond ETF
                1,400,000
2/16/2018	Guggenheim BulletShares 2025 Corporate Bond ETF	4,350,000
2/16/2018	Guggenheim BulletShares 2026 Corporate Bond ETF	2,250,000


# OF SHARES VOTED FOR  # OF SHARES VOTED AGAINST  # OF SHARES VOTED ABSTAIN
20,118,748	            507,753	          2,917,765
19,523,074	            301,104	          1,695,895
22,275,579	            378,751	          2,275,484
23,554,868	            314,291	          1,873,484
15,227,649	            220,363	          1,145,651
7,584,577	            70,921	          439,578
1,182,342	            22,822	          125,822
6,201,522	            46,560	          274,980
736,902	                    15,286	          188,483
2,697,496	            10,661	          167,939
1,218,649	            6,831	          134,839